EXHIBIT 99.1

Angel Oak Mortgage REIT, Inc. Reports First Quarter 2023 Financial Results

ATLANTA – May 4, 2023 – Angel Oak Mortgage REIT, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today reported financial results for the quarter ended March 31, 2023.

First Quarter Highlights
•Q1 2023 GAAP net income of $0.5 million, or $0.02 per diluted share of common stock.
•Q1 2023 Distributable Earnings loss of ($9.1) million, or ($0.37) per diluted share of common stock.
•GAAP book value increased to $9.80 per share of common stock as of March 31, 2023, up from $9.49 per share of common stock as of December 31, 2022.
•Economic book value increased to $13.39 per share of common stock as of March 31, 2023, up from $13.11 per share of common stock as of December 31, 2022.
•Declared dividend of $0.32 per share of common stock, payable on May 31, 2023, to common stockholders of record as of May 22, 2023.

Sreeni Prabhu, Chief Executive Officer and President of the Company, commented, “The first quarter of 2023 has shown signs of stabilization compared to 2022; however, volatility remains in rates and securitization markets as uncertainty regarding future Fed policy decisions, unemployment and recession concerns, and the failure of several regional banks have fueled investor apprehension. Fortunately, our execution in late-2022 in accordance with our strategic plan to reposition our portfolio, improve liquidity, and reduce risk, allowed AOMR to weather the continued volatility. We are pleased with our results; notably, we achieved a 3.3% increase in GAAP book value and a 2.1% increase in Economic Book Value, respectively, compared to the prior quarter. We were able to take advantage of the stronger securitization market in January to participate in the closing of the AOMT 2023-1 securitization, which drove positive economics and strengthened our portfolio, and we look forward to executing our next securitization shortly. Additionally, I am pleased to say that we have resumed purchasing newly originated, higher-coupon loans. I am confident in our strategy and our team, and I look forward to demonstrating the earnings power of our portfolio in the coming quarters.”

First Quarter Portfolio and Investment Activity
•In January 2023, the Company participated in AOMT 2023-1, an approximately $580.5 million scheduled principal balance securitization backed by a pool of residential mortgage loans, to which the Company contributed loans with a scheduled principal balance of $241 million. This was AOMR’s first securitization in which it participated alongside other Angel Oak entities since 2020.
•In addition to releasing $16 million of cash, the Company retained its economic ownership interest in the rated bonds from the securitization, which had a fair value of $22 million as of the deal date.
•Distributable Earnings are negative due to the realization of losses on loans contributed to the AOMT 2023-1 securitization; however, a higher valuation of the loans upon securitization drove positive net GAAP economics of approximately $10MM.

Capital Markets Activity
•Contributed to the AOMT 2023-1 securitization, contributing $241.3 million scheduled unpaid principal balance.

•As of March 31, 2023, the Company was party to three financing lines which permit borrowings in an aggregate amount of up to $1.1 billion.
•Our total financing capacity as of March 31, 2023, stands at $1.13 billion of which approximately $440 million is drawn, leaving capacity of approximately $690 million for new loan purchases.

Balance Sheet
•Target assets totaled $2.1 billion as of March 31, 2023.
•Held residential mortgage whole loans with fair value of $544.4 million as of March 31, 2023.
•Recourse debt to equity ratio was 3.6x as of March 31, 2023. As of today’s date, our recourse debt to equity ratio was 2.0x, reflecting the maturity of US Treasury bill repurchases on April 11, 2023. This represents a decrease of 0.9x versus our recourse debt to equity ratio of 2.9x as of December 31, 2022.

Corporate
•During the first quarter, the Company’s name changed to Angel Oak Mortgage REIT, Inc. The Company’s website, CUSIP, and New York Stock Exchange ticker symbol remained unchanged.

Dividend
On May 4, 2023, the Company declared a dividend of $0.32 per share of common stock for the first quarter of 2023. The dividend is payable on May 31, 2023, to common stockholders of record as of May 22, 2023.

Conference Call and Webcast Information
The Company will host a live conference call and webcast today, May 4, 2023, at 8:30 a.m. Eastern time. To listen to the live webcast, go to the Investors section of the Company’s website at www.angeloakreit.com at least 15 minutes prior to the scheduled start time to register and install any necessary audio software.

To Participate in the Telephone Conference Call:
Dial in at least 15 minutes prior to start time.
Domestic: 1-844-826-3033
International: 1-412-317-5185

Conference Call Playback:
Domestic: 1-844-512-2921
International: 1-412-317-6671
Passcode: 10177511
The playback can be accessed through May 18, 2023.

Non-GAAP Metrics
Distributable Earnings is a non‑GAAP measure and is defined as net income (loss) allocable to common stockholders as calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), excluding (1) unrealized gains and losses on our aggregate portfolio, (2) impairment losses, (3) extinguishment of debt, (4) non-cash equity compensation expense, (5) the incentive fee earned by our Manager, (6) realized gains or losses on swap terminations and (7) certain other nonrecurring gains or losses. We believe that the presentation of Distributable Earnings provides investors with a useful measure to facilitate comparisons of financial performance among our REIT peers, but has important limitations. We believe Distributable Earnings as described above helps evaluate our financial performance without the impact of certain transactions but is of limited usefulness as an analytical tool. Therefore, Distributable Earnings should not be viewed in isolation and is not a substitute for net income computed in accordance with GAAP. Our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our Distributable Earnings may not be comparable to similar measures presented by other REITs.

Economic book value is a non-GAAP financial measure of our financial position. To calculate our economic book value, the portions of our non-recourse financing obligation held at amortized cost are adjusted to fair value. These adjustments are also reflected in our end of period total stockholders’ equity. Management considers economic book value to provide investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for our legally held retained bonds, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for book value per share of common stock or stockholders’ equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” or by the negative of these words and phrases or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition, or state other forward-looking information. The Company’s ability to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this press release. Additional information concerning factors that could cause actual results and performance to differ materially from these forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Angel Oak Mortgage REIT, Inc.
Angel Oak Mortgage REIT, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with market leadership in mortgage credit that includes asset management, lending, and capital markets. Additional information about the Company is available at www.angeloakreit.com.

Angel Oak Mortgage REIT, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended
	March 31, 2023	March 31, 2022
INTEREST INCOME, NET
	$ 23,740	$ 27,109
Interest expense	16,941	10,170
NET INTEREST INCOME	6,799	16,939

REALIZED AND UNREALIZED GAINS (LOSSES), NET
Net realized gain (loss) on mortgage loans, derivative contracts, RMBS, and CMBS	(10,843)	26,416
Net unrealized gain (loss) on trading securities, mortgage loans, debt at fair value option, and derivative contracts	10,190	(80,181)
TOTAL REALIZED AND UNREALIZED GAINS (LOSSES), NET	(653)	(53,765)

EXPENSES
Operating expenses	2,204	3,784
Operating expenses incurred with affiliate	466	855
Due diligence and transaction costs	0	770
Stock compensation	541	871
Securitization costs	833	2,019
Management fee incurred with affiliate	1,522	1,873
Total operating expenses	5,616	10,172

INCOME (LOSS) BEFORE INCOME TAXES	530	(46,998)
Income tax benefit	0	(3,457)
NET INCOME (LOSS)	530	(43,541)
Preferred dividends	0	(4)
NET INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS	$ 530	$ (43,545)
Other comprehensive income (loss)	14,804	(12,987)
TOTAL COMPREHENSIVE INCOME (LOSS)	15,334	(56,532)

Basic earnings (loss) per common share	$ 0.02	$ (1.77)
Diluted earnings (loss) per common share	$ 0.02	$ (1.77)

Weighted average number of common shares outstanding:
Basic	24,662,737	24,642,961
Diluted	24,925,357	24,642,961

Angel Oak Mortgage REIT, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except for share and per share data)

	As of:
	March 31, 2023	December 31, 2022
ASSETS
Residential mortgage loans - at fair value	$ 544,436	$ 770,982
Residential mortgage loans in securitization trusts - at fair value	1,028,768	1,027,442
Commercial mortgage loans - at fair value	9,460	9,458
RMBS - at fair value	522,887	1,055,338
CMBS - at fair value	6,480	6,111
U.S. Treasury securities - at fair value	399,632	—
Cash and cash equivalents	36,772	29,272
Restricted cash	20,845	10,589
Principal and interest receivable	13,645	17,497
Unrealized appreciation on TBAs and interest rate futures contracts - at fair value	—	14,756
Other assets	16,244	4,767
Total assets	$ 2,599,169	$ 2,946,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$ 439,252	$ 639,870
Non-recourse securitization obligation, collateralized by residential mortgage loans in securitization trusts	1,012,704	1,003,485
Securities sold under agreements to repurchase	442,214	52,544
Due to broker	447,568	1,006,022
Unrealized depreciation on TBAs and interest rate futures contracts - at fair value	8,417	—
Accrued expenses	652	1,288
Accrued expenses payable to affiliate	1,184	2,006
Interest payable	1,281	2,551
Management fee payable to affiliate	1,519	1,967
Total liabilities	$ 2,354,791	$ 2,709,733

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value. As of March 31, 2023: 350,000,000 shares authorized, 24,925,357 shares issued and outstanding. As of December 31, 2022: 350,000,000 shares authorized, 24,925,357 shares issued and outstanding.	249	249
Additional paid-in capital	475,920	475,379
Accumulated other comprehensive income	(6,323)	(21,127)
Retained (deficit) earnings	(225,468)	(218,022)
Total stockholders’ equity	$ 244,378	$ 236,479
Total liabilities and stockholders’ equity	$ 2,599,169	$ 2,946,212

Angel Oak Mortgage REIT, Inc.
Reconciliation of Net Income (Loss) to Distributable Earnings
and Distributable Earnings Return on Average Equity
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
	($ in thousands)
Net income (loss) allocable to common stockholders	$ 530	$ (43,545)
Adjustments:
Net unrealized (gains) losses on derivatives	24,536	(15,326)
Net unrealized (gains) losses on trading securities	(1,605)	—
Net unrealized (gains) losses on residential loans in securitization trusts and non-recourse securitization obligation	6,237	30,210
Net unrealized (gains) losses on residential loans	(39,437)	64,587
Net unrealized (gains) losses on commercial loans	(11)	496
Non-cash equity compensation expense	541	871
Distributable Earnings	$ (9,119)	$ 37,293

Angel Oak Mortgage REIT, Inc.
Reconciliation of Stockholders’ Equity to Stockholders’ Equity Including Economic Book Value Adjustments
and Economic Book Value per Common Share
(Unaudited)

	March 31, 2023	December 31, 2022
GAAP total common stockholders’ equity for book value per share of common stock	$ 244,378	$ 236,479
Adjustments:
Fair value adjustment for securitized debt held at amortized cost	89,284	90,348
Stockholders’ equity including economic book value adjustments	$ 333,662	$ 326,827

Number of common shares outstanding at period end	24,925,357	24,925,357
Book value per common share	$ 9.80	$ 9.49
Economic book value per common share	$ 13.39	$ 13.11

Contacts

Investors:
investorrelations@angeloakreit.com
855-502-3920

Media:
Bernardo Soriano, Gregory FCA for Angel Oak Mortgage REIT, Inc.
914-656-3880
bernardo@gregoryfca.com

Company Contact:
Randy Chrisman, Chief Marketing & Corporate Investor Relations Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com